EXHIBIT 99.1

Gaia Reports Third Quarter 2021 Results

Revenues up 17% with 20% EBITDA Margin

BOULDER, CO, November 1, 2021 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2021.

Highlights

▪	22% revenue growth year to date
▪	Q3 EBITDA of $4.0 million, with EBITDA margin of 20%
▪	Fifth straight quarter of positive earnings and cash flow

“The third quarter of 2021 marks another quarter of disciplined execution against our plan to generate net income and cash flows while driving revenue and member growth,” said Paul Tarell, Gaia’s CFO. “Now that we are consistently generating positive net income and cash flows from operations, we are focused on growing both average revenue per member and the overall member base. Early traction in our efforts to promote our $299 premium subscription tier to current and prospective members has been promising.”

Third Quarter 2021 Financial Results

Revenues increased 17% to $20.4 million from $17.5 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Paying members increased to 790,500 as of September 30, 2021.

Gross profit in the third quarter increased to $17.8 million compared to $15.3 million in the year-ago quarter. Gross margin was flat at 87.1%.

Total operating expenses were $17.1 million or 84% of revenues compared to $14.9 million or 85% of revenues in the year-ago quarter. This reflects the stabilization of Gaia’s cost structure since turning profitable in the third quarter of 2020. EBITDA improved to $4.0 million, reflecting an EBITDA margin of 20%.

Net income increased to $0.6 million or $0.03 per share compared to $0.2 million or $0.01 per share in the year ago quarter, excluding the $6.1 million gain on the sale of a portion of Gaia’s corporate campus in September 2020. Including the gain, net income in the third quarter of 2020 was $6.3 million or $0.32 per share.

Cash flows from operations improved 55% to $5.1 million from $3.3 million in the year-ago quarter. Gaia’s cash balance as of September 30, 2021, was $14.4 million, an increase of $1.8 million since December 31, 2020.

Year to Date 2021 Financial Results

Revenues for the nine months ended September 30, 2021 increased 22% to $58.7 million from $48.2 million.

Gross profit for the nine months ended September 30, 2021 increased to $51.2 million compared to $42.0 million. Gross margin improved 10 basis points to 87.1%.

Total operating expenses were $49.3 million or 84% of revenues for the nine months ended September 30, 2021 compared to $47.1 million or 98% of revenues in the prior period. EBITDA improved to $11.5 million, which reflects a 72% flow through of the incremental revenues generated in the current period compared to the prior period.

Net income increased to $1.6 million or $0.08 per share for the nine months ended September 30, 2021 compared to $0.2 million or $0.01 per share in the prior period.

Cash flows from operations improved 103% to $14.5 million during the nine months ended September 30, 2021 compared to $7.2 million in the prior period.

Conference Call

Date: Monday, November 1, 2021

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-866-248-8441

International dial-in number: 1-323-289-6576

Conference ID: 6551369

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 15, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 6551369

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its members in 185 countries. Gaia’s library includes approximately 8,000 titles, over 80% of which is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Investor Relations

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues, net	$20,405	$17,537	$58,744	$48,201
Cost of revenues	2,626	2,264	7,573	6,248
Gross profit	17,779	15,273	51,171	41,953
Gross profit margin	87.1%	87.1%	87.1%	87.0%
Expenses:
Selling and operating	15,544	13,479	44,820	42,354
Corporate, general and administration	1,509	1,426	4,506	4,716
Total operating expenses	17,053	14,905	49,326	47,070
Income (loss) from operations	726	368	1,845	(5,117)
Interest and other income (expense), net	(79)	5,946	(197)	5,395
Income before income taxes	647	6,314	1,648	278
Provision for income taxes	—	—	—	69
Net income	$647	$6,314	$1,648	$209

Earnings per share:
Basic	$0.03	$0.33	$0.09	$0.01
Diluted	$0.03	$0.32	$0.08	$0.01
Weighted-average shares outstanding:
Basic	19,318	19,183	19,262	18,834
Diluted	19,812	19,737	19,787	19,442

EBITDA*	$4,036	$3,372	$11,486	$3,909

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities	$5,146	$3,333	$14,586	$7,197
Investing activities	(4,376)	9,862	(13,355)	2,781
Financing activities	(81)	(12,932)	592	(12,751)
Net change in cash	$689	$263	$1,823	$(2,773)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
	(unaudited)		(unaudited)
Net income	$647	$6,314	$1,648	$209
Interest expense, net	79	179	197	730
Provision for income taxes	—	—	—	69
Gain on sale of real estate	—	(6,125)	—	(6,125)
Depreciation and amortization expense	3,310	3,004	9,641	9,026
EBITDA	4,036	3,372	11,486	3,909
Share-based compensation expense	533	336	1,236	1,864
Adjusted EBITDA	$4,569	$3,708	$12,722	$5,773

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2021	2020
	(unaudited)
ASSETS
Current assets:
Cash	$14,428	$12,605
Accounts receivable	2,589	2,024
Prepaid expenses and other current assets	1,863	1,746
Total current assets	18,880	16,375
Media library, software and equipment, net	42,246	39,231
Right-of-use lease asset, net	8,061	8,622
Real estate, investment, and other assets, net	29,199	28,500
Goodwill	17,289	17,289
Total assets	$115,675	$110,017
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$9,855	$8,947
Deferred revenue	14,130	12,376
Total current liabilities	23,985	21,323
Long-term mortgage, net	6,146	6,250
Long-term lease liability	7,416	7,952
Deferred taxes	257	257
Total liabilities	37,804	35,782
Total shareholders' equity	77,871	74,235
Total liabilities and shareholders' equity	$115,675	$110,017